                             CONSULTING AGREEMENT


          This Consulting Agreement ("Agreement") dated as of March 13, 2000, is made by and between Cheryl A. Francis (the "Executive") and R. R. Donnelley & Sons Company, a Delaware corporation (the "Company").

                             W I T N E S S E T H:

          WHEREAS, the Executive currently serves as Executive Vice President and Chief Financial Officer of the Company; and

          WHEREAS, the Company and the Executive desire to enter into this Agreement in order to terminate Executive's active employment with the Company and to begin a consulting relationship in accordance with the terms and conditions stated in this Agreement;

          NOW THEREFORE, the Executive and the Company, in consideration of the agreements, covenants and conditions contained herein, hereby agree as follows:

1.  Resignation
    -----------

     (a) The Executive shall continue to serve as Executive Vice President and Chief Financial Officer of the Company until March 31, 2000. Effective upon the close of business on March 31, 2000 (the "Resignation Date"), the Executive shall resign as an Executive Vice President and the Chief Financial Officer of the Company and shall, upon request by the Company, also resign from all positions she may hold with any subsidiary or affiliate of the Company.

     (b) As soon as practical after the Resignation Date, the Company shall pay to the Executive a cash lump sum for any days of vacation accrued but unused by her as of the Resignation Date.

     (c) The Executive acknowledges and agrees that she will receive no further payments under the Company's Management Incentive Plan, including but not limited to under such Plan's banking provisions, and that the Executive is not entitled to participate in such Plan after the Resignation Date.

     (d) The Executive acknowledges and agrees that as of the Resignation Date, the Agreement (the "Change in Control Agreement") executed in 1995 and any amendments thereto by and between the Company and the Executive with regard to the effect of a Change in Control (as defined in the Change in Control Agreement) is hereby terminated.

     (e) As soon as practical after the Resignation Date, the Executive shall submit all expense account records and vouchers relating to her active employment with the Company, and the Company shall reimburse the Executive in accordance with its standard practices and procedures for such expenses.

     (f) The Executive's benefits accrued under the Unfunded Supplemental Benefit Plan shall be fully vested, and shall be equal to the benefits that the Executive would have earned under the Unfunded Supplemental Benefit Plan, the Retirement Benefit Plan, and the letter dated February 28, 1996 from D. Ingham to the Executive attached as Exhibit A, based upon her employment with the Company from her initial date of employment with the Company to the Resignation Date. However, benefits otherwise due under this paragraph (f) from the Unfunded Supplemental Benefit Plan shall be reduced by the amount, if any, of the benefits payable to the Executive under the Retirement Benefit Plan. The Company agrees to use reasonable efforts to allow a portion of such benefit to be paid in a form that may be rolled over on a tax deferred basis to an individual retirement account. The Company and the Executive will, upon request by the Executive, discuss the possibility of providing a lump sum payment to the extent permitted under the Company's Unfunded Supplemental Benefit Plan.

     (g) Except as provided in this Agreement, the Executive acknowledges and agrees that she is not entitled to any further compensation or payments of any kind from the Company, including without limitation, base salary, bonuses, severance, options, medical benefit premiums and accrued and unused vacation.

R.R. Donnelley & Sons Company
Page 2


2.  Consulting Services.
    -------------------

     (a) During the period commencing April 1, 2000 and ending at the close of business on June 30, 2000 (the "Consulting Period"), the Company shall engage the Executive as an independent contractor to perform consulting services ("Consulting Services") to the Company. The Consulting Services shall consist of the performance of those duties and responsibilities that the Chief Executive Officer of the Company or his designee reasonably requests that are consistent with the Executive's current duties and responsibilities as an Executive Vice President and the Chief Financial Officer of the Company, including but not limited to services relating to the transition of her duties and responsibilities to another executive(s) of the Company. The Executive agrees to provide such Consulting Services for up to thirty (30) working days during the Consulting Period at times to be mutually agreed upon by the Executive and the Chief Executive Officer of the Company or his designee. For the purposes of this Section 2, a working day consists of any day on which the Executive performs consulting services for five (5) or more hours. If the Executive performs consulting services for less than five (5) hours on one day, such day shall be considered a half working day for purposes of this Section 2.

     (b) To the extent that the Consulting Services are provided by the Executive at any of the Company's facilities, the Company will provide the Executive with appropriate office space and secretarial services to provide the Consulting Services.

     (c) In consideration of the provision of Consulting Services by the Executive, the Company will pay the Executive her current monthly base salary of $35,000 for each calendar month of the Consulting Services, payable monthly; provided, however, that if the Executive provides Consulting Services for more than 30 working days, the Executive will be paid $2,000 for each such working day or $1,000 for each such half working day in excess of 30 working days.

     (d) The Executive shall be an independent contractor during the Consulting Period and as such shall not be entitled to participate in any employee benefit plans offered by the Company, except as provided in Section 3(f).

     (e) All amounts paid to the Executive during the Consulting Period specified in Section 2(c) shall be treated as non-employee compensation and will be reported to the Executive and to relevant taxing authorities on Form 1099 or other required information return. The Executive acknowledges that she is aware of her responsibilities with respect to the payment of any federal self-employment and federal and state income taxes on all amounts received by her for the performance of Consulting Services under Section 2(c). She is also aware that during the Consulting Period she will not be an employee of the Company for purposes of the laws providing for FICA taxes, FUTA taxes, Medicare taxes, disability benefits, workers' compensation, state unemployment taxes or any other benefits which would otherwise be supplied or paid by an employer for the benefit of an employee.

3.  Consideration.
    -------------

R.R. Donnelley & Sons Company
Page 3


     In consideration of the covenants and commitments of the Executive in this Agreement, including but not limited to the covenants in Section 4 and the release in Section 5 below, the Company agrees to provide the Executive with the following compensation and benefits, with all of the payments described below being subject to tax withholding to the extent required by law and to all other withholding elections made by the Executive, to the extent that such elections remain in effect. The payments described below are beyond that to which she is otherwise entitled under the Company's policies or applicable law. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment, provided that the Executive fulfills her obligations under Sections 2 and 4 of this Agreement.

     (a) The Company shall pay the Executive $199,500, which is equal to fifty percent (50%) of her Target 2000 Bonus. The Company shall pay such bonus amount in accordance with the time schedule applicable to other senior officer bonuses for 2000.

     (b) The rights of the Executive with respect to her outstanding option awards and restricted stock awards shall be as provided by the respective plans under which they were granted, including provisions regarding a change in control; provided, however, that such awards shall continue to vest through December 31, 2000 as though she had remained employed by the Company during that period and that options which are outstanding and vested as of December 31, 2000 shall remain exercisable for ninety (90) days thereafter, after which time any unexercised options shall be canceled. As of the Resignation Date, the Executive shall not be eligible to be awarded further options under the Company's Stock Incentive Plan.

     (c) Under the terms and conditions specified in this Section 3(c), the Company agrees that the Executive may become eligible for an additional payment of up to $250,000, to be determined as specified below, on the earlier of the last trading day of the New York Stock Exchange during calendar year 2000 or the occurrence of a Change in Control (as defined in the Change in Control Agreement described in Section 1(d)) (which earlier date is referred to in this Agreement as the "Measurement Date"). Any payment due hereunder shall be paid to the Executive within five (5) business days of the Measurement Date.

          (i) The Company agrees to pay the Executive $250,000 if the closing price of a share of the Company's common stock on the New York Stock Exchange (the "Price Per Share") on the Measurement Date is $20 or less.

          (ii) The Executive agrees that she will not be eligible for any payment under this Section 3(c) if the Price Per Share on the Measurement Date is $30 or more.

          (iii) The Company shall pay the Executive a payment of $250,000, less $2,500 for every $.10 increment by which the Price Per Share on the Measurement Date is above $20, if the Price Per Share is between $20 and $30.

R.R. Donnelley & Sons Company
Page 4


          (iv) The level of the Price Per Share required for the payment, if any, under Sections 3(c)(i), (ii) and (iii) shall be adjusted accordingly upon a stock split or recapitalization.

     (d) At any time on or before December 31, 2000, the Executive may use the remaining balance in her financial planning account for 2000 for financial, accounting or legal services, but the Company shall make no further contributions to that account after the Resignation Date.

     (e) The Executive may continue to use the executive coaching services provided to the senior executives of the Company through Khanquest at the company's expense through September 30, 2000; provided, however, that the maximum cost to the Company for the period after the Resignation Date under this
Section 3(e) shall be $15,000.

     (f) The Company agrees to reimburse the Executive for all premiums paid by the Executive for her health insurance coverage either under the continuation coverage provided in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or under other health care coverage in an amount not to exceed the premiums that would be paid by the Executive under COBRA continuation coverage, for eighteen (18) months after the Resignation Date.

     (g) The Company agrees to reimburse the Executive for or pay directly the Executive's reasonable attorneys' fees not to exceed $15,000 relating to the negotiation and execution of this Agreement.

4.  Confidentiality, Non-Solicitation and Non-Competition.
    -----------------------------------------------------

     (a) Executive reaffirms and agrees to comply with the terms of the Agreement Regarding Confidential Information, Intellectual Property and Non-Solicitation of Employees signed by the Executive on October 21, 1995, a copy of which is attached hereto as Exhibit B and incorporated herein by reference. Executive represents that she will, prior to the end of the Consulting Period, deliver all Company papers, books, records, computer programs, or like materials in her possession or control and all copies thereof to the Company, except that the Executive will be permitted to retain copies of documents describing the terms and conditions of those arrangements between the Executive and the Company which survive the termination of the Executive's active employment with the Company.

     (b) In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement, the positions of trust and confidence the Executive has occupied and currently occupies with the Company and the information of a highly sensitive and confidential nature she has received and will receive as a result of such positions, the Executive agrees that she will not, during the period commencing on the Resignation Date and ending on April 1, 2001, without the prior written consent of the Company, either directly or indirectly own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist any of the following entities: Quebecorp World (Quebecorp Printing Inc.), Quad-Graphics, Bowne & Co., Inc., Merrill Corporation, Big Flower Holdings, Banta Corp. or Moore Corporation. It is understood and agreed that, for the purposes of the foregoing provisions of this Section 4, ownership of not more than five percent (5%) of the voting stock of any of the above entities that are publicly held

R.R. Donnelley & Sons Company
Page 5


shall not, of itself, constitute a violation of this Section 4. Executive further acknowledges that a breach by her of the agreements contained in this
Section 4 would cause irreparable harm to the Company which is not adequately measurable by money damages and that, accordingly, in the event of such breach, in addition to any and all other rights the Company may have, including, without limitation, rights at law and in equity, and any right of the Company to terminate certain payments to the Executive, the Company shall be entitled to equitable remedies in the nature of injunctive relief to stop any existing breaches and to prohibit any future breaches.

     (c) The following additional provisions shall apply to the covenants of the Executive contained in this Section 4:

          (i) It is the intent and understanding of each party hereto that if, in an action before any court or agency legally empowered to enforce the covenants contained in this Section 4, any term, restriction, covenant or promise contained herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          (ii) In the event of any material breach by the Executive of any provision of this Section 4, the Company may, by written notice, elect to terminate its obligations under this Agreement; provided, however, that the Executive shall have the opportunity to cure, within five (5) business days after such notice, any inadvertent or unwillful breach by the Executive, and in the event of such a cure by the Executive, the termination by the Company pursuant to this paragraph (ii) shall not take effect. In the event that termination by the Company under this paragraph (ii) becomes effective, all payments and other benefits to the Executive otherwise required to be provided by the Company under the provisions of Section 3 shall cease, and the Executive shall thereafter cease to be entitled to receive any amounts not already paid by the Company and she shall be required to return any payments previously received but relating to periods after the date of such breach; provided that the Executive shall be entitled to receive or retain any payment of a benefit which had fully accrued as of the date of such breach.

5.  Releases and Covenants Not to Sue.
    ---------------------------------

     (a) The term "Released Parties" includes the Company and each of its subsidiaries and affiliated companies and entities and each of their partners, principals, members, shareholders, directors, officers, trustees, employees, contractors, consultants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof.

     (b) The Executive, and anyone claiming through her, agrees not to sue and further agrees to release the Released Parties, with respect to any claims which the Executive now has or has ever had, whether currently known or unknown, against any of the Released Parties, with respect to or arising out of any act or omission by any of the Released Parties from the beginning of time until the date that the Executive executes this Agreement, including, but not limited to:

          (i) claims for or related in any way to the Executive's employment, hiring, terms and conditions of employment, or termination from employment;

R.R. Donnelley & Sons Company
Page 6


          (ii) claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Illinois Human Rights Act, or the Chicago or Cook County Human Rights ordinances; and

          (iii) claims under any other federal, state, or local statute, regulation, or ordinance, or under any employment, contract, tort, or other common law theory, including any claim for costs or attorneys' fees.

The foregoing release shall not apply to the Executive's rights, if any, under any Company benefit plans or to indemnification from the Company or under director and officer liability insurance that is applicable to the Executive.

     (c) The Executive agrees, represents, and warrants that she is the sole owner of the claims that are released in this Agreement and that she has the full right and power to grant, execute, and deliver the releases and promises in this Agreement. The Executive further agrees, represents and warrants that she has not initiated or filed any legal, equitable, administrative, or any other proceeding against any of the Released Parties and that no such proceeding has been initiated or filed on her behalf. The consideration offered herein is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that she is not entitled to and shall not receive any further recovery of any kind from the Company or any of the other Released Parties.

     (d) The Released Parties hereby agree to release the Executive from all claims, whether known or unknown, which the Released Parties have or have ever had or may have in the future, against the Executive for or related in any way to anything occurring up to and including the date of this Agreement concerning the Executive's employment with the Company. Notwithstanding the provisions of this paragraph, the Released Parties do not release any claims based upon (i) information which is not, as of the date hereof, known to the Board of Directors of the Company or legal counsel for the Company relating to possible embezzlement, fraud or other theft from the Company by the Executive, (ii) criminal behavior or intentional wrongdoing by the Executive, or (iii) reconciliation of business expenses of the Executive not yet fully substantiated as of the date of this Agreement.

6.  No Admission of Liability.
    -------------------------

     The Executive agrees that neither this Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, of any breach of any contract, or of any other wrongdoing of any type.

7.  Confidentiality of Agreement.
    ----------------------------

     The Executive and the Company agree that they will keep confidential, to the full extent permitted by law, the terms of this Agreement until such time that this Agreement becomes public.

8.  Indemnification.
    ---------------

R.R. Donnelley & Sons Company
Page 7


     The Company further agrees that, if the Executive is sued individually concerning any act, omission or conduct which she undertook in her capacity as an employee, officer, director or agent of the Company or any of its subsidiaries on or before the Resignation Date, then the Company shall defend the Executive from the claim and indemnify the Executive for any judgment, fine or settlement resulting therefrom to the same extent as is then authorized by the Company's By-Laws and/or Certificate of Incorporation for employees as of that time.

9.  Binding Agreement.
    -----------------

     In executing this Agreement, the Executive acknowledges that she has read this Agreement carefully, that she fully understands its terms and conditions, that she has been advised of her rights and has been advised to consult counsel prior to the execution hereof. The Executive intends that this Agreement shall be legally binding on her.

10.  Revocation.
     ----------

     The Executive acknowledges that she has had the opportunity to have at least twenty-one (21) days within which to decide whether or not to sign this Agreement. She further acknowledges having been given the right to revoke this Agreement by serving, within a seven (7)-day period after signing, a written notice of revocation. The Agreement shall become effective on the eighth day following its execution by the Executive. If the Executive revokes the Agreement, the Company shall have no obligation under it.

11.  References.
     ----------

     If, after the Resignation Date, any prospective employer of the Executive requests a reference, the Company shall report only the fact that the Executive worked for the Company, the positions held and salary earned. No further information will be provided unless the Company receives a written release from the Executive or is otherwise required to do so by law.

12.  Notices.
     -------

     All notices or other communications required or permitted hereunder shall be sufficient if in writing and delivered personally or by reputable commercial delivery service or sent by registered mail, return receipt requested, to the respective address hereinabove set forth or to any other address designated by the relevant party by notice similarly given. Such notice shall be deemed to have been given upon such delivery or three (3) days after deposit in the U.S. mail, as the case may be.

13.  Assignment and Succession.
     -------------------------

     The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns, and the Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon her legal representatives or designated beneficiaries; provided, however, that the Executive may not assign during her lifetime any of her rights and obligations hereunder.

R.R. Donnelley & Sons Company
Page 8


14.  Entire Agreement.
     ----------------

     This Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter contained herein and supersedes all prior oral or written communications relating thereto. This Agreement may not be changed or amended orally.

15.  Applicable Law.
     --------------

     This Agreement shall at all times be construed, interpreted and enforced in accordance with the laws of the State of Illinois as applicable to agreements entered into in, and to be performed entirely within, the State of Illinois.


IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.


                                  /s/ Cheryl A. Francis
                               ----------------------------------------
                               Cheryl A. Francis

                               R.R. DONNELLEY & SONS COMPANY


                               By: /s/ William L. Davis
                                  -------------------------------------
                                       William L. Davis
                               Its: Chairman and Chief Executive Officer

R.R. Donnelley & Sons Company
Page 9


RR Donnelley & Sons Company
Interoffice
                                                            Memorandum








To:    C. Francis                   Date: 5/10/00

From:  D. Ingham                    Location: 77-10

Subject:       RETIREMENT BENEFITS
               -------------------



This letter amends and replaces my February 6, 1996 letter to you based on your (and your attorney's) comments.

In accordance with the "Retirement Plan" provision of your September 20, 1995 employment letter from Steve Baumgartner, the following applies:

 .    We estimate that a shortfall in pension will occur between the Donnelley pension plan and the FMC pension plan. This shortfall is calculated using Donnelley's estimated covered wage from 1995 through the year 2019 for both pension plans.

 .    The short fall is estimated to reach $232,981 in annual age 65 benefits by the year 2019 (when you become age 65).

 .    To make up for this shortfall, beginning January 1, 1996, we will credit you an additional $10,130 in annual age 65 benefits for each full year you are employed by Donnelley. This amount represents 1/23rd of $232,981. (There are 23 full years from January 1, 1996 until you reach age 65.) As a result of this crediting, the annual payment rate of your retirement benefit (that is, the single life annuity benefit otherwise payable to you under the plan beginning at your age 65) will be increased at the rate of $10,130 for each 12-month period you are employed by Donnelley (after December 31, 1995 and before January 1, 2019). If your benefits are paid in a form other than as a single life annuity retirement benefit, such alternate form will be the actuarial equivalent of a single life annuity retirement benefit (inclusive of the $10,130 per year increase).

 .    Should your employment terminate during a year, you will receive a credit of 1/12th of $10,130 for each full month worked that year.

 .    All normal plan reductions, like preretirement surviving spouse coverage, will apply to the additional pension amount, unless waived.

 .    No additional pension will be credited under this arrangement for periods while you are employed after you attain age 65.


 .    The additional pension benefits described in this letter will not be provided under the Retirement Benefit Plan of R. R. Donnelley & Sons Company and the Company will have not obligation to pre-fund such benefits.

 .    The added benefit described above will be offset by any enhanced retirement benefit granted to you individually apart from the Retirement Plan.

Please call me if you have any questions.


                                               Agreed and Accepted:

/s/Dewey Ingham                          /s/Cheryl A. Francis
---------------------------------        -------------------------------
Dewey Ingham                                    Cheryl A. Francis
VP, Compensation and Benefits

DI/nm

cc:    S. Baumgartner, G. Ikeda, E. Rogozinski